Exhibit 99.1
Contact:
Robyn Brown
The Medicines Company
Phone: (973) 290-6000
investor.relations@themedco.com

THE MEDICINES COMPANY ACQUIRES APOA-I MILANO FROM PFIZER
Product Has Potential to Reverse Plaque Buildup in Arteries
FOR U.S. AUDIENCES ONLY
PARSIPPANY, NJ, and NEW YORK, NY, DECEMBER 22, 2009 — The Medicines Company (NASDAQ: MDCO) today announced the exclusive worldwide licensing of ApoA-I Milano from Pfizer Inc. (NYSE:PFE). ApoA-I Milano is a naturally occurring variant of a protein found in human high-density lipoprotein (HDL) that has the potential to reverse atherosclerotic plaque development and reduce the risk of coronary events in patients with acute coronary syndrome (ACS).
Under the terms of the agreement, Pfizer will receive an up-front payment of $10 million for ApoA-I Milano and will receive additional payments upon the achievement of certain clinical, regulatory and sales milestones up to a total of $410 million. Pfizer will also be eligible to receive single-digit royalty payments on worldwide net sales of ApoA-I Milano. The Medicines Company will also pay $7.5 million to third parties.
“The acquisition of ApoA-I Milano provides The Medicines Company with a significant asset that fits well within our current areas of business,” said Clive Meanwell MD, PhD, Chairman and Chief Executive Officer of The Medicines Company. “By mimicking the actions of HDL, ApoA-I Milano has been shown in an early clinical study, published in JAMA, to rapidly reduce the size of atherosclerotic plaques. This is an area of cardiovascular medicine that is not yet served by currently available therapies — and the potential to provide disease modification for patients with high risk atheroma and associated acute coronary syndromes represents a major innovation opportunity.”
“We are very pleased to partner with The Medicines Company to advance the ApoA-I Milano program as part of our strategy of out licensing programs that Pfizer no longer pursues internally. The ApoA-I Milano program has the potential to become a valuable and innovative medicine for the treatment of cardiovascular diseases. We look forward to seeing it progress, thanks to The Medicines Company’s experience in conducting large clinical trials in
The Medicines Company 8 Sylvan Way Parsippany, New Jersey 07054 Tel: (973) 290-6000 Fax: (973)656-9898

cardiovascular patients as well as their expertise in treating critical and intensive care patients,” said David K. Rosen DVM, Head of Out Licensing for Pfizer Inc.
About ApoA-I Milano
ApoA-I Milano is a naturally occurring variant of apolipoproteinA-I (ApoA-I), the main protein component of the HDL lipoprotein particle. The variant has been found in approximately 45 individuals from Limone sul Garda, a small village in northern Italy. Carriers of this variant appear to have reduced risk of cardiovascular disease. Patented by the University of Milan and Pharmacia, ApoA-I Milano was licensed to Esperion Therapeutics. Esperion was subsequently acquired by Pfizer in 2004. Since that time, Pfizer has moved development forward with improvements to the original manufacturing process.
In multiple non-clinical models, ApoA-I Milano rapidly removed excess cholesterol from artery walls, thereby stabilizing and regressing atherosclerotic plaque. A phase I-II study in 36 patients demonstrated statistically significant reductions on coronary plaque volume by 4.2% in 6 weeks. These findings were published in the Journal of the American Medical Association and continue to be widely referenced and discussed.
The Medicines Company will host a conference call Wednesday, December 23, 2009 at 8:30 a.m. Eastern Time. The conference call will be available via phone and webcast. The dial in information is listed below:
Domestic Dial In: 866-825-1709
International Dial In: 617-213-8060
Passcode for both dial in numbers: 31802183
Replay is available from 11:30 a.m. Eastern Time following the conference call through January 4, 2010. To hear a replay of the call, dial 888-286-8010 (domestic) and 617-801-6888 (international). Passcode for both dial in numbers is 58773912.
The webcast and supporting slides can be accessed at The Medicines Company’s website at www.themedicinescompany.com.
About The Medicines Company
The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. The Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, and Cleviprex® (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable. The Medicines Company’s website is www.themedicinescompany.com.
Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The
The Medicines Company 8 Sylvan Way Parsippany, New Jersey 07054 Tel: (973)290-6000 Fax: (973)656-9898

Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include whether physicians, patients and other key decision-makers will accept clinical trial results, whether clinical trial results will warrant submission of applications for regulatory approval, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company will be able to obtain regulatory approvals, whether we are able to obtain or maintain patent protection for the intellectual property relating to the Company’s products and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on November 9, 2009, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.
The Medicines Company 8 Sylvan Way Parsippany, New Jersey 07054 Tel: (973)290-6000 Fax: (973)656-9898